Exhibit 2

3Q18 Capital, Funding andCredit Quality Update 24 August 2018 Financial results based on cash earnings unless otherwise stated Refer to the 1H18 Investor Discussion Pack for definition This document should be read in conjunction with Westpac’s Pillar 3 Report June 2018, incorporating the requirements of APS330. All comparisons in this document refer to 30 June 2018 compared to 31 March 2018 (unless otherwise stated) Westpac Banking Corporation | ABN 33 007 457 141

Summary of 3Q18 Overview 2 preference shares (CPS) to ordinary shares) was more than offset by the determination of the 1H18 dividend material impact on RWA from regulatory model changes in 3Q18 assets to TCE2 1bp lower at 1.08% • New consultation released from APRA on capital in 3Q18 on proposed changes to international comparability 1 Internationally comparable methodology aligns with the APRA study titled ‘International Capital Comparison Study’ of 13 July 2015. 2 TCE is Total committed exposure. 3 PD is Probability of default Westpac Group 3Q18 Capital, Funding and Credit Quality Update Net interest margin down 11 basis points in 3Q18 •5bps of the decline due to rise in Bank Bill Swap Rate (BBSW), 4bps due to a lower Treasury contribution and other factors impacted margins by 2bps Well placed to meet APRA’s CET1 unquestionably strong benchmark •Common equity Tier 1 (CET1) capital ratio 10.4% at 30 June 2018 •Down from 10.5% at 31 March 2018 as capital generated over the quarter (including conversion of $566m of (net of the DRP) •Risk weighted assets (RWA) up modestly (0.4%); credit RWAs up $0.2bn and non-credit RWA up $1.6bn. No •Internationally comparable1 CET1 capital ratio 16.0% at 30 June 2018 Credit quality remains sound •Credit quality metrics remain near cyclical lows •Level of impaired assets stable with no new individual impaired loans over $10m in the quarter. Stressed •Australian mortgage 90+ day delinquencies 0.72% (up 3bps over the quarter) •Australian unsecured 90+ day delinquencies 1.76% (up 5bps over the quarter) Sound funding/liquidity position •Net stable funding ratio (NSFR) 112%, liquidity coverage ratio (LCR) 127% - well above regulatory minimums •$31bn term funding issued to end July 2018. FY18 term funding largely complete Mortgage growth comfortably within macro-prudential boundaries •Flow of interest only lending (based on limits) was 24% in 3Q18 (APRA requirement <30%) •Interest only lending represented 37% of portfolio at 30 June 2018 (down from 40% at 31 March 2018) •Investor lending growth, using APRA definition, 3.7% - comfortably below 10% cap Regulatory developments •Estimated impact of model changes during 4Q18 from changes to operational risk model overlay and updates to mortgage PD3 models to add approximately $11.5bn in RWA, ~30bps reduction in CET1 ratio •Further updates from APRA on proposals to the capital framework expected later in 2018 •AASB 9 applicable from 1 October 2018

Margins lower in 3Q18 Margin 3 2.14 2.11 2.11 2.11 2.10 2.07 2.06 2.06 2.05 Westpac Group 3Q18 Capital, Funding and Asset Quality Update 90 Day Bank Bill Swap Rate (%) 2.10 2.00 1.90 1.80 1.70 1.60 3Q18 Average 2.02% 1H18 Average 1.78% Net interest margin (NIM) (%) NIMNIM excl. Treasury & Markets 2.17 1.981.981.972.012.032.011.962.022.051.98 1H14 2H14 1H15 2H15 1H16 2H16 1H17 2H17 1H18 3Q18 3Q18 Margin drivers • Every 5bp movement in BBSW impacts Westpac’s margins by around 1bp • In 3Q18 margins declined by 11bps – 5bps due to higher BBSW – which was up 24bps over 3Q18 – 4bps due to a lower Treasury contribution, principally due to less opportunities in markets – 2bps from all other factors. These included ongoing changes in the mix of the mortgage portfolio (less interest only lending) along with lower rates on new mortgages. These were partially offset by some deposit repricing

Continue to be well placed for “unquestionably strong” Capital 4 55 12 50 1 Internationally comparable methodology aligns with the APRA study titled ‘International Capital Comparison Study’ dated 13 July 2015. 2 DSIB is domestic systemically important bank. 3 APRA’s revision to the calculation of RWA for Australian residential mortgages, which came into effect on 1 July 2016. Westpac Group 3Q18 Capital, Funding and Credit Quality Update Dec-14 Mar-15 Jun-15 Sep-15 Dec-15 Mar-16 Jun-16 Sep-16 Dec-16 Mar-17 Jun-17 Sep-17 Dec-17 Mar-18 Jun-18 Capital ratios (%) Sep-17Mar-18Jun-18 CET1 capital ratio (%) and CET1 capital ($bn) Westpac CET1 capital (lhs, $bn) Westpac CET1 capital ratio (rhs, %) APRA introduces industry guidelines 10.5% “unquestionably strong” $bnBuilding for 1%% DSIB2 buffer 10.2 10.5 10.110.1 10.5 10.4 10 45 8 40 356 30 4 25 2 20 150 CET1 capital ratio10.610.510.4 Additional Tier 1 capital2.12.32.2 Tier 1 capital ratio12.712.812.6 Tier 2 capital2.12.02.2 Total regulatory capital ratio14.814.814.8 Risk weighted assets (RWA) ($bn)404416418 Leverage ratio5.75.85.6 Internationally comparable ratios1 Leverage ratio6.36.46.3 CET1 capital ratio16.216.116.0 10.6 10.0 10.0 9.59.5 9.3 8.8 9.0 8.4 44 44 APRA’s changes 43 42 to mortgage 40 41 39 RWA3 38 38 37 37 34 32 30 29

CET1 capital and RWA movements Capital 5 RWA movements and other Westpac Group 3Q18 Capital, Funding and Credit Quality Update Credit RWA movements ($bn) 361.41.2(0.7)(0.5)0.2361.6 349.3 Up $0.2bn or 0.1% Sep-17Mar-18Portfolio CreditFXOtherJun-18 growthqualitytrans-movementslation CET1 capital ratio (%) 3Q18 earnings, CPS conversion, capital movements 10.610.5(0.7) 0.610.4 Sep-17Mar-18Interim dividendOtherJun-18 (net of DRP) RWA movements ($bn) 415.70.21.30.20.1417.5 404.2 Up $1.8bn or 0.4% Sep-17Mar-18CreditMarketIRRBBOtherJun-18 RWArisk

Regulatory developments

Capital | 6

APRA developments

Regulatory capital framework

- On 14 August 2018, APRA released their next capital paper – *Improving the transparency, comparability and flexibility of the ADI[1] capital framework*
  - None of the proposals under consideration would change the level of capital ADIs are required to hold to meet the unquestionably strong capital benchmarks
- Following the release in February 2018 – *Revisions to the capital framework for ADIs*, ADIs including Westpac, have completed an initial quantitative impact study (QIS), which will be used by APRA to inform calibration of the changes
- APRA is intending to introduce a minimum leverage ratio of 4.0% from 1 July 2019
- Further updates from APRA are expected later in 2018

AASB 9 Financial Instruments

- Applicable for Westpac from 1 October 2018
- For regulatory capital purposes, the impact of potential credit losses is captured through regulatory expected loss
- Significant buffer ($1.5bn) to absorb a rise in accounting provisions at implementation of AASB 9

Accounting provisions and capital at 31 March ($m)


1,531
CAP
IAP
2,694
471
4,696
Accounting provision
Capital impact from regulatory expected loss

1 Authorised deposit-taking institution.

Westpac Group 3Q18 Capital, Funding and Credit Quality Update

Funding | 7

FY18 term funding largely complete

3Q18 funding and liquidity highlights

- LCR 127% (134% at 31 March 2018)
- NSFR 112% (112% at 31 March 2018)
- Largely completed FY18 term funding plan, with $27bn issued by end 3Q18. A further $4bn issued in July 2018
- New term issuance has been well diversified across currencies, products and tenors

Term debt issuance and maturity profile[1,2,5] ($bn)


Sub debt
Senior/Securitisation
Hybrid
Covered bond
Issuance
Maturities
33
31
42
37
27
6
28
29
29
21
16
29
FY14
FY15
FY16
FY17
YTD June 18
FY18 remaining
FY19
FY20
FY21
FY22
FY23
>FY23

New term issuance by tenor[2,3] (%)


4.7yrs
4.9yrs
5.4yrs
5.8yrs
6.4yrs
WAM4
FY14: 18, 44, 25, 7
FY15: 25, 40, 30, 4
FY16: 28, 45, 25
FY17: 43, 30, 17, 8
YTD June 18: 45, 38, 8, 8
>5years
5 years
4 years
3 years
2 years
1 year

New term issuance year to 30 June 2018 composition[1] (%)


By type
70
16
4
6
5
By currency
38
16
4
7
35
Senior unsecured
Covered bonds
Securitisation
Hybrid
Subordinated debt
AUD
USD
EUR
GBP
Other

1 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. 2 Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. 3 Tenor excludes RMBS and ABS. 4 WAM is weighted average maturity. 5 Perpetual sub-debt has been included in >FY23 maturity bucket. Maturities exclude securitisation amortisation.

Westpac Group 3Q18 Capital, Funding and Credit Quality Update

Well provisioned, credit quality remains sound Credit quality 8 Individually assessed provisions 4,241 1.09 1.08 1.05 Westpac Group 3Q18 Capital, Funding and Credit Quality Update Sep-10 Sep-11 Sep-12 Sep-13 Sep-14 Sep-15 Sep-16 Mar-17 Sep-17 Mar-18 Jun-18 Total impairment provisions ($m)Stressed exposures as a % of TCE 5,061Overlay Watchlist & substandard 3.2090+ day past due and not impaired 3,332 Sep-10 Sep-11 Sep-12 Sep-13 Sep-14 Sep-15 Sep-16 Sep-17 Mar-18 Jun-18 Sep-17Mar-18Jun-18 Total provisions to gross loans (bps)454544 Impaired asset provisions to impaired assets (%)464645 Collectively assessed provisions to credit RWA (bps)767574 2.07 Impaired 2.48 1.45 2.17 1.24 1.60 0.85 1.241.201.14 0.71 0.99 0.65 0.46 0.59 0.57 0.56 0.41 0.56 0.54 0.35 0.31 0.67 0.62 0.58 0.26 0.33 0.35 0.37 0.38 0.34 0.25 0.44 0.27 0.22 0.20 0.20 0.15 0.15 0.14 453 Collectively assessed provisions 4,414 2,986 346 363 3,949 2,607 389 3,4813,602 2,408 2,196 389 3,1193,1653,106 389 388 2,344 323 335 321 2,225 2,275 2,359 2,316 2,348 1,622 1,461 1,470 1,364 869 867 669 480 471 437

Overall stressed exposures little changed over 3Q18 Credit quality 9 1 Includes Finance & insurance, Utilities, Government admin. & defence, Other/Margin Lending and Pacific Banking. Westpac Group 3Q18 Capital, Funding and Credit Quality Update Agriculture, forestry & fishing Property Wholesale & retail trade Services Manufacturing Transport & storage Construction Accommodation, cafes & restaurants Property services & business services Other1 Mining Corporate and business portfolio stressed exposures by industry ($bn) 1.6Sep-17Mar-18Jun-18 in NZ dairy 1.4 1.2 1.0 0.8 0.6 0.4 0.2 0.0 Improvement One name downgraded to stressed

Credit quality areas of interest

Credit quality | 10

Mining (including oil and gas) portfolio

	Sep-17	Mar-18	Jun-18
Total committed exposures (TCE)	$9.7bn	$9.3bn	**$9.7bn**
Lending	$5.1bn	$5.1bn	**$5.4bn**
% of Group TCE	0.96	0.91	**0.93**
% of portfolio graded as stressed[1,2]	2.33	1.72	**1.45**
% of portfolio in impaired[2]	0.44	0.31	**0.26**

Retail trade portfolio

	Sep-17	Mar-18	Jun-18
Total committed exposures (TCE)	$15.4bn	$15.5bn	**$15.7bn**
Lending	$11.5bn	$11.3bn	**$11.7bn**
% of Group TCE	1.53	1.51	**1.52**
% of portfolio graded as stressed[1,2]	3.02	4.67	**4.91**
% of portfolio in impaired[2]	0.31	0.48	**0.43**

New Zealand dairy portfolio

	Sep-17	Mar-18	Jun-18
Total committed exposures (TCE)	NZ$6.0bn	NZ$6.1bn	**NZ$6.2bn**
Lending	NZ$5.8bn	NZ$5.8bn	**NZ$6.0bn**
% of Group TCE	0.55	0.55	**0.55**
% of portfolio graded as stressed[1,2]	17.02	14.94	**11.78**
% of portfolio in impaired[2]	0.34	0.47	**0.37**

Commercial property portfolio

	Sep-17	Mar-18	Jun-18
Total committed exposures (TCE)	$65.2bn	$66.3bn	**$67.8bn**
Lending	$49.6bn	$51.1bn	**$51.4bn**
% of Group TCE	6.48	6.48	**6.55**
% of portfolio graded as stressed[1,2]	1.27	1.74	**1.75**
% of portfolio in impaired[2]	0.38	0.28	**0.27**

1 Includes impaired exposures. 2 Percentage of portfolio TCE.

Westpac Group 3Q18 Capital, Funding and Credit Quality Update

Australian consumer unsecured lending, 3% of Group loans Credit quality 11 Australian consumer unsecured lending portfolio Sep-17 Mar-18 Jun-18 30+ day delinquencies (%) 3.60 3.95 3.89 90+ day delinquencies (%) 1.66 1.71 1.76 Estimated impact of changes to hardship treatment for 90+ day delinquencies (bps) 56ps 52ps 50ps • APRA hardship policy adopted across Westpac’s Australian unsecured portfolios in FY17 June 2018 unsecured consumer delinquencies, excluding hardship reporting changes are 8bps higher than March 2018, and 17bps higher than September 2017 • 3.00 55 5 Westpac Group 3Q18 Capital, Funding and Credit Quality Update Australian unsecured portfolio ($bn) Sep-17Mar-18Jun-18 22 22 22 10 10 10 777 Credit cardsPersonal Auto loansTotal loans(consumer)consumer unsecured 90+ day delinquencies (%) Personal loansAuto loans Personal loansAuto loans ex-hardshipex-hardship Hardship reporting 2.00 1.00 - changes commenced 90+ day delinquencies (%) Total unsecuredCredit cards consumer lending Total ex-hardshipCredit cards 3.00ex-hardship Hardship reporting 2.00 1.00 - changes commenced 90+ day delinquencies (%) by State NSW/ACTVIC/TASQLDWASA/NT 3.00 2.00 1.00 - Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18

Australian mortgage portfolio continues to perform well Credit quality 12 Australian mortgage portfolio delinquencies (%) Australian mortgage delinquencies and properties in possession (PIPs) Sep-17 Mar-18 Jun-18 90+ day past due total 90+ day past due investor 3.0 30+ day past due total 30+ day delinquencies (bps) 130 144 144 Loss rates 90+ day delinquencies (bps) (includes impaired mortgages) 67 69 72 2.0 Consumer PIPs 437 398 392 1.0 Properties in possession continue to be mostly in WA and Qld reflecting weaker economic conditions in those states. Targeted collections strategies in those states have contributed to lower PIPs in 3Q18 and improved customer outcomes 0.0 Jun-14 Dec-14 Jun-15Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18 Australian banking system 40 38 12 9 6 7 6 6 1 Source ABA Cannex June 2018. Westpac Group 3Q18 Capital, Funding and Credit Quality Update Housing lending by State (%) 1 44Westpac Group portfolio 3Q18 Westpac Group drawdowns 27 27 29 17 17 15 NSW & ACTVIC & TASQLDWASA & NT Australian mortgages 90+ day delinquencies by State (%) 3.0 2.0 1.0 0.0 Jun-14Dec-14Jun-15Dec-15Jun-16Dec-16Jun-17Dec-17Jun-18 NSW/ACTVIC/TASQLD WASA/NTALL Introduced new hardship treatment Introduced new hardship treatment

Australian mortgage portfolio trends Credit quality 13 15 15 1 Flow is based on APRA definition. 2 I/O is interest only mortgage lending. P&I is principal and interest mortgage lending. 3 Investor is as per APRA extended definition used for reporting against the 10% cap. 4 Excludes I/O loans that should have switched to P&I but for the previously announced mortgage processing error. Westpac Group 3Q18 Capital, Funding and Asset Quality Update Oct-16 Nov-16 Dec-16 Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jun-17 Jul-17 Aug-17 Sep-17 Oct-17 Nov-17 Dec-17 Jan-18 Feb-18 Mar-18 Apr-18 May-18 Jun-18 Switching from I/O to P&I2 ($m) Reached end of I/O periodCustomer initiated 3Q174Q171Q182Q183Q18 7,913 4,717 4,025 4,044 4,261 3,911 4,110 3,447 3,623 3,004 Scheduled I/O term expiry4 (% of total I/O loans outstanding) 181916 0<1 Yr1<22<33<44<55<1010 YrsYrsYrsYrsYrsYrs+ 7 10 Proportion of I/O in total portfolio 50 46 40 37 Mar-17Sep-17Mar-18Jun-18 I/O1 flows (% of total) ApplicationsSettlements APRA 30% limit 43 23262222242323 3Q174Q171Q182Q183Q18 35 24 Mortgage lending growth (%) Investor3Owner occupied 9.8 6.0% 4.43.7%

Appendix and Disclaimer

Appendix 1: Definitions – Capital & Funding Appendix and Disclaimer 15 An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets (HQLA), to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out-flows in a modelled 30 day defined stressed scenario As defined by APRA (unless stated otherwise) Capital ratios Liquidity coverage ratio (LCR) Committed liquidity facility (CLF) The RBA makes available to Australian Authorised Deposit-taking institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100% Net stable funding ratio (NSFR) Internationally comparable regulatory capital ratios are Westpac’s estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled “International capital comparison study” dated 13 July 2015 Internationally comparable ratios Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset-backed risks (ie. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5 Risk weighted assets or RWA As defined by APRA (unless stated otherwise). Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off-balance sheet exposures Leverage ratio Westpac Group 3Q18 Capital, Funding and Credit Quality Update

Appendix 1: Definitions – Credit Quality Appendix and Disclaimer 16 Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data. Included in the collectively assessed provision is an overlay provision which is calculated based on changes that occurred in sectors of the economy or in the economy as a whole The sum of watchlist and substandard, 90 days past due and not impaired and impaired assets Stressed assets Collectively assessed provisions (CAP) Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk Total committed exposures (TCE) Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cash flow, and the net realisation of value of assets to which recourse is held and includes: • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans; restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and any other assets where the full collection of interest and principal is in doubt Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal Impaired assets • Includes facilities where: • contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis • • • 90 days past due and not impaired • • Individually assessed provisions (IAP) Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement These facilities, while in default, are not treated as impaired for accounting purposes Westpac Group 3Q18 Capital, Funding and Credit Quality Update

Investor Relations Team Contact us 17 www.westpac.com.au/investorcentre Head of Investor Relations Director Westpac Group 3Q18 Capital, Funding and Credit Quality Update Equity Investor Relations Andrew BowdenNicole MehalskiAnnual reports Presentations and webcasts +61 2 8253 4008+61 2 8253 16675 year financial summary andrewbowden@westpac.com.aunicole.mehalski@westpac.com.auPrior financial results Debt Investor Relations Jacqueline BoddyLouise Coughlan DirectorDirector (Rating Agencies) +61 2 8253 3133+61 2 8254 0549 jboddy@westpac.com.aulcoughlan@westpac.com.au Retail Shareholder Investor Relations Danielle StockRebecca Plackett Senior ManagerSenior Manager +61 2 8253 0922+61 2 8253 6556 danielle.stock@westpac.com.aurplackett@westpac.com.au Or email: investorrelations@westpac.com.au

Disclaimer 18 The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2018 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2018 available at www.westpac.com.au for details of the basis of preparation of cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, ‘aim’, or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2018 Interim Financial Results for the six months ended 31 March 2018 (or Annual Report for the year ended 30 September 2017) available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. Westpac Group 3Q18 Capital, Funding and Credit Quality Update